Exhibit 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. RECEIVES F.D.A. APPROVAL FOR VANISHPOINT® SAFETY IV CATHETER

LITTLE ELM, TEXAS, October 11, 2005—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, announced today it has received U.S. Food and Drug Administration (FDA) 510k approval to market its new VanishPoint® automated retraction intravenous (IV) catheter. The device, which represents an important new addition to Retractable’s product line, is expected to be available in a variety of sizes by the end of December.

Thomas J. Shaw, Retractable’s president and CEO, said “Approval of our new safety catheter is an exciting development for us, because it will enable us to provide healthcare workers with the most advanced needlestick protection in a particularly hazardous clinical application. In addition, this product, which is a generation ahead of its competition, represents a potentially huge new market for us.” He pointed out that needlestick injuries resulting from the use of intravenous devices are at high risk for disease transmission, since the needles are usually filled with blood.

The VanishPoint® IV catheter utilizes patented automated retraction technology similar to that of the VanishPoint® syringe and blood collection tube holder. The catheter is designed to allow clinicians to introduce the catheter into a vein or artery using a technique similar to what they would use with a conventional catheter. Before removing the introducer needle, the clinician activates the safety mechanism, which automatically retracts the needle into the handle of the introducer, substantially reducing the risk of a needlestick injury.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other syringe marketers, specifically Becton Dickinson, in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(508) 627-3285 or (214) 912-7415 (cell)

plzweig@aol.com